NEWS RELEASE FOR IMMEDIATE RELEASE
                                                   For More Information Contact:
                                          Terry J. Logan, Ph.D., President & CEO
                                                 tlogan@nviro.com (419) 535-6374

            N-VIRO ANNOUNCES RENEGOTIATION OF CITY OF TOLEDO CONTRACT

Toledo,  Ohio,  May  28,  2004 - N-Viro International Corp. (OTC Bulletin Board:
NVIC:OB) announced today that the Company has been notified by the City of Toledo that the City believes that the contract between the City and the Company for removal of wastewater sludge will not be renewed on December 31, 2004, and the City is going to put the contract for future periods out for competitive bid. The Company's current contract includes a provision for renewal, which requires mutual concurrence of the Company and the City. The Company received a letter in 2001 from the City Commissioner of Treatment Services, concurring with the Company's request to extend the contract for an additional five years beyond its original December 31, 2004 expiration date. The City believes because of a technicality that the original contract extension is not valid. Company representatives have met with City officials on several occasions after receipt of the City's notification and they have agreed to continue to work together in good faith to resolve this matter. The City of Toledo contract represents approximately 34% of the Company's gross revenue and the City is the Company's largest customer.

N-Viro International Corporation develops and licenses its technology to municipalities and private companies. N-Viro's patented processes use lime and/or mineral-rich, combustion byproducts to treat, pasteurize, immobilize and convert wastewater sludge and other bio-organic wastes into biomineral agricultural and soil-enrichment products with real market value. More information about N-Viro International can be obtained by contacting the office or on the Internet at www.nviro.com or by e-mail inquiry to info@nviro.com.

The Company cautions that words used in this document such as "expects," "anticipates," "believes" and "may," as well as similar words and expressions used herein, identify and refer to statements describing events that may or may not occur in the future. These forward-looking statements and the matters to which they refer are subject to considerable uncertainty that may cause actual results to be materially different from those described herein. For example, while the Company believes that trends in sludge treatment are moving in favor of the Company's technology, such trends may not continue or may never result in increased sales or profits to the Company because of the availability of competing processes.

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